Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 11, 2016	OTCQB: WFCF

Where Food Comes From, Inc. Reports Revenue and Earnings Growth for 2016 Second Quarter

Second quarter revenue up 13% year over year to $2.8 million from $2.5 million

Second quarter net income up 18% year over year to $169,600 from $144,100; ninth consecutive profitable quarter

Six-month revenue up 15% year over year to $5.2 million from $4.6 million

Six-month net income up 29% year over year to $256,900 from $199,000

Strong balance sheet: $4.3 million cash and cash equivalents; 4.8:1 current ratio

CASTLE ROCK, Colo. – August 11, 2016 – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced results for its second quarter ended June 30, 2016.

“We continue to deliver double digit revenue and earnings growth in spite of the effects of weak cattle prices and the dampening impact the strong dollar is having on European demand for American Non-hormone Treated Cattle (NHTC),” said John Saunders, chairman and CEO. “Our performance in the face of these beef industry headwinds underscores the strength of our business model, which emphasizes diversity in our services mix in order to better weather downturns in any given market segment. We continue to look for ways to diversify our services mix – both organically and through M&A – in order to strengthen and grow our business and further differentiate ourselves from the competition.”

Second Quarter Results

Second quarter revenue increased 13% to $2,799,600 from revenue of $2,479,100 in the same quarter last year. Verification services revenue increased 20% to $2,569,200 from $2,146,800 due to the addition of new customers and new verification service offerings. Product revenue (cattle identification tags) decreased 32% to $204,500 from $300,100 due to a stronger US dollar and decreased verification activity associated with lower cattle prices. Other revenue decreased 20% to $25,800 from $32,200 a year ago.

Gross profit in the second quarter increased 10% year over year to $1,317,600 from $1,199,100. Gross margin in the second quarter declined slightly to 47% versus 48% a year ago. Selling, general and administrative expense as a percent of revenue improved to 38% in the second quarter from 40% in the same quarter last year.

Income from operations in the second quarter increased 23% to $248,400 from $202,100 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased 18% to $169,600, or $0.01 per share, compared to $144,100, or $0.01 per share, in the same quarter a year ago.

Six-Month Results

Revenue for the first half of 2016 increased 15% to $5,245,400 from $4,560,400 in the same period last year. Verification revenue increased 20% to $4,716,600 from $3,921,000 year over year. Product revenue decreased 18% to $475,600 from $579,900 a year ago. Other revenue decreased 11% to $53,100 from $59,600 in the same period last year.

Gross profit through six months increased 17% to $2,524,700 from $2,162,400 a year ago. Gross margin was 48% compared to 47% a year ago, reflecting the scalability of the Company’s business model combined with the positive impact of services bundling. Selling, general and administrative expense as a percent of revenue improved to 41% from 43% year over year.

Operating income increased 64% year over year to $352,300 from $214,400. Net income attributable to Where Food Comes From, Inc. was up 29% to $256,900, or $0.01 per share, versus $199,000, or $0.01 per share, in the same period last year. The Company generated $765,800 in net cash from operations through the first six months of 2016 versus $872,200 over the same period a year ago.

Balance Sheet

The Company’s cash and cash equivalents balance at June 30, 2016, increased 13% to $4,288,500 from $3,781,400 at 2015 year-end. Working capital increased to $4,534,400 with a current ratio of 4.8:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13641561

Phone replay:

A telephone replay of the conference call will be available through August 25, 2016, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13641561

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; the Company’s ability to weather industry downturns and to continue producing financial results similar to those described in this press release; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the second quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues
Service revenue	$2,569,245	$2,146,838	$4,716,647	$3,920,989
Product sales	204,517	300,053	475,592	579,857
Other revenue	25,840	32,237	53,115	59,582
Total revenue	2,799,602	2,479,128	5,245,354	4,560,428
Costs of revenue
Labor and other costs of services	1,341,959	1,084,558	2,451,096	2,040,596
Costs of products	140,064	195,482	269,563	357,462
Total costs of revenue	1,482,023	1,280,040	2,720,659	2,398,058
Gross profit	1,317,579	1,199,088	2,524,695	2,162,370
Selling, general and administrative expenses	1,069,216	996,942	2,172,378	1,947,930
Income from operations	248,363	202,146	352,317	214,440
Other expense (income):
Interest expense	402	416	697	873
Other income, net	(1,683)	(1,857)	(3,614)	(3,544)
Income before income taxes	249,644	203,587	355,234	217,111
Income tax expense	80,000	81,435	129,950	121,285
Net income	169,644	122,152	225,284	95,826
Net loss attributable to non-controlling interest	—	21,960	31,605	103,133
Net income attributable to Where Food
Comes From, Inc.	$169,644	$144,112	$256,889	$198,959
Net income per share:
Basic	$0.01	$0.01	$0.01	$0.01
Diluted	$0.01	$0.01	$0.01	$0.01
Weighted average number of common shares outstanding:
Basic	23,854,451	23,805,559	23,803,657	23,780,911
Diluted	24,006,266	23,976,211	23,952,935	23,970,052

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$4,288,483	$3,781,397
Accounts receivable, net	1,237,280	1,110,052
Prepaid expenses and other current assets	207,489	154,912
Total current assets	5,733,252	5,046,361
Property and equipment, net	165,671	157,950
Intangible and other assets, net	1,682,663	1,760,199
Goodwill	1,279,762	1,279,762
Deferred tax assets	101,502	231,452
Total assets	$8,962,850	$8,475,724
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$419,723	$417,836
Accrued expenses and other current liabilities	197,139	92,574
Customer deposits	65,560	77,784
Deferred revenue	504,319	194,087
Short-term debt and current portion of notes payable	8,066	7,846
Current portion of capital lease obligations	4,000	4,634
Total current liabilities	1,198,807	794,761
Capital lease obligations, net of current portion	17,785	1,776
Notes payable and other long-term debt, net	4,258	8,365
Total liabilities	1,220,850	804,902
Contingently redeemable non-controlling interest	—	936,370
Stockholders’ equity:
Common stock	23,963	23,822
Additional paid-in capital	8,274,765	7,446,634
Treasury stock	(255,529)	(177,916)
Accumulated deficit	(301,199)	(558,088)
Total Equity	7,742,000	6,734,452
Total liabilities and stockholders’ equity	$8,962,850	$8,475,724